Exhibit 4.3

EXECUTION VERSION

VOTING AGREEMENT

THIS VOTING AGREEMENT, effective as of the Effective Time and dated as of the day that the Effective Time occurs, is entered into by and among (i) WCG Clinical, Inc., a Delaware corporation (the “Company”), (ii) Green Equity Investors VII, L.P., a Delaware limited partnership, Green Equity Investors Side VII, L.P., a Delaware limited partnership, LGP Associates VII-A LLC, a Delaware limited liability company, LGP Associates VII-B LLC, a Delaware limited liability company (collectively, the “LGP Stockholders”), (iii) Arsenal Capital Partners IV LP, a Delaware limited partnership, Arsenal Capital Partners IV-B LP, a Delaware limited partnership, Arsenal Capital Partners V LP, a Delaware limited partnership, Arsenal Capital Partners V-B LP, a Delaware limited partnership, ACP WCG Co-Invest 1-2020 LLC, a Delaware limited liability company, ACP WCG Co-Invest 2-2020 LP, a Delaware limited partnership, ACP WCG Co-Invest 3-2020 LP, a Delaware limited partnership, and ACP WCG Co-Invest 4-2020 LP, a Delaware limited partnership (collectively, the “Arsenal Stockholders”), (iv) Novo Holdings A/S, a Danish private limited company (the “Novo Stockholder”) and (v) Dein Investment Pte. Ltd., a Singapore private limited company (the “GIC Stockholder” and, together with the LGP Stockholders, the Arsenal Stockholders and the Novo Stockholder, the “Principal Stockholders” and each a “Principal Stockholder”). Capitalized terms used herein without definition shall have the meanings set forth in Section 1.1.

W I T N E S S E T H:

WHEREAS, the Company will price an initial public offering of shares of its common stock (such shares of common stock, the “Common Stock”, and such initial public offering, the “IPO”) pursuant to an Underwriting Agreement dated as of                , 2021 (the “Underwriting Agreement”);

WHEREAS, the parties hereto desire to provide for certain voting rights and other matters for the period on and after the Effective Time.

NOW, THEREFORE, in consideration of the mutual agreements and understandings set forth herein, the parties hereto hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

SECTION 1.1 Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with such first Person. For these purposes, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” means this Voting Agreement as in effect on the date hereof and as hereafter from time to time amended, modified or supplemented in accordance with the terms hereof.

“Arsenal Stockholder Designee” has the meaning set forth in Section 2.1(b).

“Arsenal Stockholders” has the meaning set forth in the preamble.

“Board of Directors” means the Board of Directors of the Company.

“Closing” means the closing of the IPO.

“Common Stock” has the meaning set forth in the recitals.

“Company” has the meaning set forth in the preamble.

“Covered Purchase” has the meaning set forth in Section 4.2.

“Director” means a member of the Board of Directors.

“Effective Time” has the meaning set forth in Section 4.12.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“IPO” has the meaning set forth in the recitals.

“GIC Stockholder” has the meaning set forth in the preamble.

“GIC Stockholder Designee” has the meaning set forth in Section 2.1(d).

“LGP Stockholder Designee” has the meaning set forth in Section 2.1(a).

“LGP Stockholders” has the meaning set forth in the preamble.

“Necessary Action” means, with respect to a specified result, all commercially reasonable actions required to cause such result that are within the power of a specified Person, including (i) voting or providing a written consent or proxy with respect to the Common Stock, (ii) causing the adoption of stockholders’ resolutions and amendments to the organizational documents of the Company, (iii) executing agreements and instruments and (iv) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result.

“Notifying Party” has the meaning set forth in Section 4.2.

“Novo Stockholder” has the meaning set forth in the preamble.

“Novo Stockholder Designee” has the meaning set forth in Section 2.1(c).

“Person” means an individual, corporation, company, limited liability company, association, partnership, joint venture, organization, business, trust or any other entity or organization, including a government or any subdivision or agency thereof.

“Principal Stockholders” has the meaning set forth in the preamble.

“Underwriting Agreement” has the meaning set forth in the recitals.

ARTICLE II

CORPORATE GOVERNANCE

SECTION 2.1 Board of Directors.

(a) LGP Stockholders’ Representation. For so long as the LGP Stockholders hold, in the aggregate, a number of shares of Common Stock representing at least the percentages shown below of shares of Common Stock held in the aggregate by the LGP Stockholders as of the Closing of the IPO, the Principal Stockholders shall take Necessary Action to vote in favor, at each applicable annual or special meeting of stockholders at which directors are to be elected, of that number of individuals designated by the LGP Stockholders who are included in the slate of nominees recommended by the Board of Directors (each, an “LGP Stockholder Designee”) that, if elected, will result in the number of LGP Stockholder Designees serving on the Board of Directors that is shown below.

Percentage	Number of Directors
Greater than 50%	2
Less than or equal to 50% but greater than 30%	1
Less than or equal to 30%	0

Upon any decrease in the number of directors that the LGP Stockholders are entitled to designate for election to the Board of Directors pursuant to this Section 2.1(a) or Section 2.1(g), the LGP Stockholders shall use their reasonable best efforts to cause the appropriate number of LGP Stockholder Designees to offer to tender their resignation.

(b) Arsenal Stockholders’ Representation. For so long as the Arsenal Stockholders hold, in the aggregate, a number of shares of Common Stock representing at least the percentages shown below of shares of Common Stock held in the aggregate by the Arsenal Stockholders as of the Closing of the IPO, the Principal Stockholders shall take Necessary Action to vote in favor, at each applicable annual or special meeting of stockholders at which directors are to be elected, of that number of individuals designated by the Arsenal Stockholders who are included in the slate of nominees recommended by the Board of Directors (each, an “Arsenal Stockholder Designee”) that, if elected, will result in the number of Arsenal Stockholder Designees serving on the Board of Directors that is shown below.

Percentage	Number of Directors
Greater than 70%	2
Less than or equal to 70% but greater than 40%	1
Less than or equal to 40%	0

Upon any decrease in the number of directors that the Arsenal Stockholders are entitled to designate for election to the Board of Directors pursuant to this Section 2.1(b) or Section 2.1(g), the Arsenal Stockholders shall use their reasonable best efforts to cause the appropriate number of Arsenal Stockholder Designees to offer to tender their resignation.

(c) Novo Stockholder Representation. For so long as the Novo Stockholder holds a number of shares of Common Stock representing at least the percentage shown below of shares of Common Stock held by the Novo Stockholder as of the Closing of the IPO, the Principal Stockholders shall take Necessary Action to vote in favor, at each applicable annual or special meeting of stockholders at which directors are to be elected, of one individual designated by the Novo Stockholder who is included in the slate of nominees recommended by the Board of Directors (a “Novo Stockholder Designee”) that, if elected, will result in the number of Novo Stockholder Designees serving on the Board of Directors that is shown below.

Percentage	Number of Directors
Greater than 60%	1
Less than or equal to 60%	0

In the event that the Novo Stockholder is not entitled to designate a director for election to the Board of Directors as a result of the provisions of this Section 2.1(c) or Section 2.1(g), the Novo Stockholder shall use its reasonable best efforts to cause the Novo Stockholder Designee to offer to tender its resignation.

(d) GIC Stockholder Representation. For so long as the GIC Stockholder holds shares of Common Stock representing greater than seventy-five percent (75%) of the shares of Common Stock held by the GIC Stockholder as of the Closing of the IPO, the Principal Stockholders shall take Necessary Action to permit the GIC Stockholder to designate one non-voting observer to the Board of Directors (a “GIC Stockholder Designee”). The Company and the Principal Stockholders shall take Necessary Action to ensure that any GIC Stockholder Designee (i) may attend all meetings of the Board of Directors in a non-voting observer capacity and (ii) receives copies of all notices, minutes, consents and other documents or materials that are provided to the Board of Directors at the same time and in the same manner as provided to the Board of Directors.

Each GIC Stockholder Designee shall execute and deliver to the Company a reasonable and customary agreement requested by the Company, providing for the maintenance of confidentiality of, and prohibiting the use of, confidential information. The Company reserves the right to withhold any information and to exclude the GIC Stockholder Designee from any meeting or portion thereof if, at the Company’s sole determination, access to such information or attendance at such meeting would reasonably be expected to adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of trade secrets or a conflict of interest.

(e) Additional Obligations. An individual designated by a Principal Stockholder for election (including pursuant to Sections 2.1(a), 2.1(b) or 2.1(c)) as a Director shall comply with the requirements of the charter for, and related guidelines of, any committee of the Board of Directors responsible for nominating directors.

(f) Reduction in Size of Board of Directors. If the resignation of any LGP Stockholder Designee, Arsenal Stockholder Designee or Novo Stockholder Designee is accepted by the Board of Directors pursuant to Sections 2.1(a), 2.1(b) or 2.1(c), as applicable, the Company and the Principal Stockholders shall cause the size of the Board of Directors to be reduced accordingly; provided, that in the event that the size of Board of Directors is reduced by four members, the Board of Directors shall act in accordance with the bylaws of the Company then in effect to appoint or nominate a new director to the Board of Directors.

(g) Designation Threshold. Notwithstanding the provisions of Sections 2.1(a), 2.1(b) or 2.1(c), in the event that the LGP Stockholders, the Arsenal Stockholders, the Novo Stockholders or the GIC Stockholder ceases to hold, in the aggregate, a number of shares of Common Stock representing more than 5% of the issued and outstanding shares of Common Stock, such Principal Stockholder shall not have the right pursuant to this Agreement to designate any Person to be included in the slate of nominees to serve on the Board of Directors or designate any non-voting observer to the Board of Directors, as the case may be.

SECTION 2.2 Voting Agreement. Each Principal Stockholder agrees, in person or by proxy, to cast all votes to which such Principal Stockholder is entitled in respect of its shares of Common Stock, whether at any annual or special meeting, by written consent or otherwise, so as to cause to be elected to the Board of Directors those individuals designated in accordance with Section 2.1 and to otherwise effect the intent of this Article II.

SECTION 2.3 Agreement of Company. The Company hereby agrees that it will take all Necessary Actions to cause the matters addressed by this Article II to be carried out in accordance with the provisions thereof. Without limiting the foregoing, the Secretary of the Company or such other officer or employee of the Company who may be fulfilling the duties of the Secretary, shall not record any vote or consent or other action contrary to the terms of this Article II.

SECTION 2.4 Restrictions on Other Agreements. No Principal Stockholder shall grant any proxy or enter into or agree to be bound by any voting trust, agreement or arrangement of any kind with any Person with respect to its shares of Common Stock if and to the extent the terms thereof conflict with the provisions of this Agreement (whether or not such proxy, voting trust, agreements or arrangements are with other Principal Stockholders, holders of Common Stock that are not parties to this Agreement or otherwise).

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each of the parties to this Agreement hereby represents and warrants to each other party to this Agreement, severally on behalf of itself and not jointly, that as of the date such party executes this Agreement:

SECTION 3.1 Existence; Authority; Enforceability. Such party has the power and authority to enter into this Agreement and to carry out its obligations hereunder. If such party is an entity, it is duly organized and validly existing under the laws of its jurisdiction of organization, and the execution of this Agreement, and the consummation of the transactions contemplated herein, have been authorized by all necessary action, and no other act or proceeding on its part is necessary to authorize the execution of this Agreement or the consummation of any of the transactions contemplated hereby. If such party is a natural person, such person has full capacity to contract. This Agreement has been duly executed by each of the parties hereto and constitutes his or its legal, valid and binding obligation, enforceable against him or it in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws relating to or affecting creditors’ rights generally, or by the general principles of equity. No representation is made by any party with respect to the regulatory effect of this Agreement, and each of the parties has had an opportunity to consult with counsel as to his or its rights and responsibilities under this Agreement. No party makes any representation to any other party as to future law or regulation or the future interpretation of existing laws or regulations by any governmental authority or self-regulatory organization.

SECTION 3.2 Absence of Conflicts. The execution and delivery by such party of this Agreement and the performance of its obligations hereunder does not and will not (i) conflict with, or result in the breach of, any provision of the constitutive documents of such party, if any; (ii) result in any violation, breach, conflict, default or event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default), or give rise to any right of acceleration or termination or any additional payment obligation, under the terms of any contract, agreement or permit to which such party is a party or by which such party’s assets or operations are bound or affected; or (iii) violate any law applicable to such party.

SECTION 3.3 Consents. Other than any consents which have already been obtained, no consent, waiver, approval, authorization, exemption, registration, license or declaration is required to be made or obtained by such party in connection with the execution, delivery or performance of this Agreement.

ARTICLE IV

MISCELLANEOUS

SECTION 4.1 Termination. This Agreement shall terminate and be of no further force and effect (a) as to (x) the LGP Stockholders, the Arsenal Stockholders or the Novo Stockholder at such time at which such party no longer has the right to designate an individual for nomination to the Board of Directors under this Agreement or (y) the GIC Stockholder at such time at which the GIC Stockholder no longer has the right to designate a non-voting observer to the Board of Directors under this Agreement, (b) upon the written agreement of the LGP Stockholders, the Arsenal Stockholders, the Novo Stockholder and the GIC Stockholder to terminate this Agreement or (c) upon, subject to the final sentence of Section 4.8 of this Agreement, its provisions become illegal or are interpreted by any governmental authority to be illegal, or any exchange on which the Company’s Common Stock are traded asserts in writing that its existence will threaten the continued listing of the Company’s Common Stock on such exchange.

SECTION 4.2 Exchange Act Section 13(d)(6)(B) Monitoring . Following the Effective Time, any Principal Stockholder who purchases or otherwise acquires beneficial ownership (in accordance with the meaning set forth in Rule 13d-3 under the Exchange Act) (a “Covered Purchase”) of shares of Common Stock (the “Notifying Party”) shall use commercially reasonable efforts to provide written notice of such Covered Purchase (via electronic mail in accordance with Section 4.5 of this Agreement) to the other Principal Stockholders by 5:00 p.m., Eastern Time on the trade date for the Covered Purchase, and in no event later than 48 hours after such Covered Purchase. Each such notice shall specify (a) the trade date of the Covered Purchase, (b) the aggregate number of shares of Common Stock the Notifying Party acquired in connection with the Covered Purchase (which amount shall include any shares of Common Stock acquired in connection with the Covered Purchase by any natural person or entity deemed to be the same “person” (as determined in accordance with Section 13(d) of the Exchange Act) as the Notifying Party, and (c) a statement as to whether the aggregate amount of shares of Common Stock acquired in such Covered Purchase (as set forth in clause (b) of this Section 4.2) will in and of itself exceed the threshold set forth in Section 13(d)(6)(B) of the Exchange Act (as calculated in accordance with such section).

SECTION 4.3 Successors and Assigns; Beneficiaries. Except as otherwise provided herein, all of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective successors and permitted assigns of the parties hereto. This Agreement may not be assigned without the express prior written consent of the other parties hereto, and any attempted assignment, without such consents, will be null and void; provided, that each Principal Stockholder (from time to time party hereto) shall be entitled to assign (solely in connection with a transfer of Common Stock) to any of its Affiliates, without such prior written consent, any of its rights and obligations hereunder; provided, further, that any such Affiliate agrees be bound by the obligations hereunder.

SECTION 4.4 Amendment and Modification; Waiver of Compliance.

(a) This Agreement may be amended only by a written instrument duly executed by the Company, the LGP Stockholders, the Arsenal Stockholders, the Novo Stockholder and the GIC Stockholder.

(b) Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

SECTION 4.5 Notices . Any notice, request, claim, demand, document and other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by electronic mail or first class mail, or by Federal Express, United Parcel Service or other similar courier or other similar means of communication, as follows:

(i)   If to the LGP Stockholders:

c/o Leonard Green & Partners, L.P.

11111 Santa Monica Boulevard

Suite 2000

Los Angeles, CA 90025

Attn: Pete Zippelius; David Kass

Email: pzippelius @leonardgreen.com; dkass@leonardgreen.com

(ii)   If to the Arsenal Stockholders:

c/o Arsenal Capital Group LLC

100 Park Avenue

31st Floor

New York, NY 10017

Attention: Eugene Gorbach

E-mail: ggorbach@arsenalcapital.com

(iii)   If to the Novo Stockholder:

Novo Holdings A/S

Tuborg Havnevej 19

DK 2900 Hellerup, Denmark

Attn: Henrik Kjær Hansen; Søren Justesen; Helen Gaffney

Email: hkh@novo.dk; sju@novo.dk; HGA@novo.dk

(iv)   If to the GIC Stockholder:

c/o GIC Private Equity

280 Park Avenue

9th Floor

New York, NY 10017

Attn: Alex Moskowitz; Igor Baskin

Email: alexmoskowitz@gic.com.sg; igorbaskin@gic.com.sg

or, in each case, to such other address or electronic mail address as such party may designate in writing to each Principal Stockholder by written notice given in the manner specified herein.

All such communications shall be deemed to have been given, delivered or made when so delivered by hand or sent by electronic mail or facsimile (with confirmed receipt or transmission), on the next business day if sent by overnight courier service (with confirmed delivery) or when received if sent by first class mail.

SECTION 4.6 Specific Performance. Each party hereto acknowledges and agrees that in the event of any breach of this Agreement by any of them, the other parties hereto would be irreparably harmed and could not be made whole by monetary damages. Each party accordingly agrees to waive the defense in any action for specific performance that a remedy at law would be adequate and agrees that the parties, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to specific performance of this Agreement without the posting of bond.

SECTION 4.7 Entire Agreement. The provisions of this Agreement and the other writings referred to herein or delivered pursuant hereto which form a part hereof contain the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior oral and written agreements and memoranda and undertakings among the parties hereto with regard to such subject matter.

SECTION 4.8 Severability. If any provision of this Agreement, or the application of such provision to any Person or circumstance or in any jurisdiction, shall be held to be invalid or unenforceable to any extent, (i) the remainder of this Agreement shall not be affected thereby, and each other provision hereof shall be valid and enforceable to the fullest extent permitted by law, (ii) as to such Person or circumstance or in such jurisdiction such provision shall be reformed to be valid and enforceable to the fullest extent permitted by law and (iii) the application of such provision to other Persons or circumstances or in other jurisdictions shall not be affected thereby. If this Agreement would be required to be terminated pursuant to clause (c) of Section 4.1 of this Agreement, the parties to this Agreement shall use their respective reasonable best efforts to cause the provisions of this Agreement to be reformed, prior to any such termination, to the fullest extent possible to both effectuate the intent of the parties to this Agreement (as of the date of this Agreement) and not cause the termination of this Agreement pursuant to Section 4.1 of this Agreement.

SECTION 4.9 GOVERNING LAW; WAIVER OF JURY TRIAL; VENUE AND SUBMISSION TO JURISDICTION .

(a) THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED, APPLIED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

(b) TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY TO THIS AGREEMENT WAIVES TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT OF THIS AGREEMENT.

(c) ANY AND ALL SUITS, LEGAL ACTIONS OR PROCEEDINGS ARISING OUT OF THIS AGREEMENT SHALL BE BROUGHT SOLELY IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE (THE “CHOSEN COURT”) AND EACH PARTY SUBMITS TO AND ACCEPTS THE EXCLUSIVE JURISDICTION OF THE CHOSEN COURT FOR THE PURPOSE OF SUCH SUITS, LEGAL ACTIONS OR PROCEEDINGS. IN ANY SUCH SUIT, LEGAL ACTION OR PROCEEDING, EACH PARTY WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS AND AGREES THAT SERVICE OF SUCH PARTY MAY BE MADE BY CERTIFIED OR REGISTERED MAIL DIRECTED TO IT AT ITS ADDRESS SET FORTH HEREIN FOR COMMUNICATIONS TO SUCH PARTY. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OR ANY SUCH SUIT, LEGAL ACTION OR PROCEEDING IN THE CHOSEN COURT. EACH PARTY FURTHER WAIVES ANY CLAIM THAT ANY SUIT, LEGAL ACTION OR PROCEEDING BROUGHT IN THE CHOSEN COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH OF THE PARTIES AGREES THAT THE EXCLUSIVE CHOICE OF FORUM SET FORTH IN THIS SECTION DOES NOT PROHIBIT THE ENFORCEMENT OF ANY JUDGMENT OBTAINED IN THAT FORUM OR ANY OTHER APPROPRIATE FORUM. NOTHING SET FORTH IN THIS SECTION AFFECTS THE RIGHT TO SERVE PROCESS IN ANY OTHER MATTER PERMITTED BY LAW.

SECTION 4.10 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original and shall be binding upon the party who executed the same, but all of such counterparts shall constitute the same agreement. The delivery by electronic mail (in portable document format (PDF) or other format), facsimile or other electronic transmission of signatures of the parties complying with the U.S. federal ESIGN Act of 2000 (e.g., www.docusign.com) will have the same effect as delivery of manually signed original signatures, and the parties agree that this Agreement, or any part hereof, shall not be challenged or denied any legal effect, validity and/or enforceability solely on the ground that it is in the form of an electronic record.

SECTION 4.11 Further Assurances. At any time or from time to time after the date hereof, the parties hereto agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as any other party may reasonably request in order to evidence or effectuate the provisions of this Agreement and to otherwise carry out the intent of the parties hereunder.

SECTION 4.12 Effectiveness of Agreement. Immediately prior to the effectiveness of the Company’s registration statement on Form S-1, this Agreement shall thereupon be deemed to be effective (such time, the “Effective Time”). However, to the extent the Closing does not occur, the provisions of this Agreement shall be without any force or effect.

IN WITNESS WHEREOF, each of the undersigned has signed this Voting Agreement as of the date first above written.

COMPANY:

WCG CLINICAL, INC.

By:
Name:
Title:

[Signature Page to Voting Agreement]

LGP STOCKHOLDERS:

GREEN EQUITY INVESTORS VII, L.P.

By: GEI CAPITAL VII, LLC, its general partner

By:
Name:
Title:

GREEN EQUITY INVESTORS SIDE VII, L.P.

By: GEI CAPITAL VII, LLC, its general partner

By:
Name:
Title:

LGP ASSOCIATES VII-A LLC

By: PERIDOT COINVEST MANAGER LLC, its manager

By:
Name:
Title:

LGP ASSOCIATES VII-B LLC

By: PERIDOT COINVEST MANAGER LLC, its manager

By:
Name:
Title:

[Signature Page to Voting Agreement]

NOVO STOCKHOLDER:

NOVO HOLDINGS A/S

By:
Name:
Title:

[Signature Page to Voting Agreement]

ARSENAL STOCKHOLDERS:

ARSENAL CAPITAL PARTNERS IV, LP

By: ARSENAL CAPITAL INVESTMENT IV LP, its general partner

By: ARSENAL CAPITAL GROUP LLC, its general partner

By:
Name:
Title:

ARSENAL CAPITAL PARTNERS IV-B, LP

By: ARSENAL CAPITAL INVESTMENT IV LP, its general partner

By: ARSENAL CAPITAL GROUP LLC, its general partner

By:
Name:
Title:

ARSENAL CAPITAL PARTNERS V, LP

By: ARSENAL CAPITAL INVESTMENT V LP, its general partner

By: ARSENAL CAPITAL GROUP LLC, its general partner

By:
Name:
Title:

[Signature Page to Voting Agreement]

ARSENAL CAPITAL PARTNERS V-B, LP

By:	ARSENAL CAPITAL INVESTMENT V LP, its general partner

By:	ARSENAL CAPITAL GROUP LLC, its general partner

By:
Name:
Title:

ACP WCG CO-INVEST 1-2020 LLC

By:	Arsenal Capital Investment WCG 2020 LLC, its manager

By:
Name:
Title:

ACP WCG CO-INVEST 2-2020 LP

By:	Arsenal Capital Investment WCG 2020 LLC, its general partner

By:
Name:
Title:

[Signature Page to Voting Agreement]

ACP WCG CO-INVEST 3-2020 LP

By:	Arsenal Capital Investment WCG 2020 LLC, its general partner

By:
Name:
Title:

ACP WCG CO-INVEST 4-2020 LP

By:	Arsenal Capital Investment WCG 2020 LLC, its general partner

By:
Name:
Title:

[Signature Page to Voting Agreement]

GIC STOCKHOLDER:

DEIN INVESTMENT PTE LTD

By:
Name:
Title:

[Signature Page to Voting Agreement]